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                                                                      EXHIBIT 14


                              HELIX BIOMEDIX, INC.
               CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER AND
                           SENIOR FINANCIAL OFFICERS

1.   Application

     This code of Ethics for the Chief Executive Officer and Senior Financial Officers applies to Helix's Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions (each, a "Senior Financial Officer").

2.   Code of Business Conduct Applies to CEO and Senior Financial Officers

     The CEO and all Senior Financial Officers must comply with the Code of Business Conduct which requires honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

3. Compliance with Governmental Rules and Regulations and Financial Reporting Requirements

     Each Senior Financial Officer and the CEO will comply with all applicable governmental rules and regulations, including the rules relating to financial reporting. Senior Financial Officers and the CEO will provide for full, fair, accurate, timely and understandable disclosures in all financial reporting by Helix.

     The CEO and Senior Financial Officers will, at all times, take steps to ensure compliance with established accounting procedures, Helix's system of internal controls and generally accepted accounting principles. In order to achieve such compliance, Helix's books and records must accurately reflect all executed transactions and provide a full account of Helix's assts, liabilities, revenues and expense. Any attempts to enter inaccurate of fraudulent information into Helix's accounting system will not be tolerated.

4. Publication of the Code of Ethics for Chief Executive Officer and Senior Financial Officers

     Helix's Code of Ethics for Chief Executive Officer and Senior Financial Officers will be posted and maintained on Helix's website.

5. Changes or Waivers in the Code of Ethics for Chief Executive Officer and Senior Financial Officers

     Any change or waiver in the Code of Ethics for Chief Executive Officer and Senior Financial Officers shall require approval of the Governance Committee and be disclosed, as required by law and applicable rules and regulations.



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